SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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PIEDMONT OFFICE REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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March 28, 2012
Dear Stockholder:
Attached for your review is a notice of the 2012 Annual Meeting of Stockholders and Proxy Statement for Piedmont Office Realty Trust, Inc (“Piedmont”). YOUR VOTE IS VERY IMPORTANT. Please respond immediately to help us avoid potential delays and additional expense to solicit votes.
We are asking you to read the enclosed materials and to vote on the election of your Board of Directors, the ratification of the appointment of our external auditors for fiscal 2012, and the approval, on an advisory basis, of the compensation of our named executive officers. You will find more detail about these proposals in the attached document. We ask that you review the document thoroughly and submit your vote as soon as possible in advance of the Annual Meeting on May 24, 2012.
If you have any questions, please call your broker, financial advisor, or Piedmont Shareowner Services at 866-354-3485 or investor.services@piedmontreit.com. To view our latest company regulatory filings and updates, including Form 8-K filings, please visit our Web site at www.piedmontreit.com.
Thank you for your support of Piedmont and for your prompt vote.
Sincerely,
/s/ Donald A. Miller, CFA
Donald A. Miller, CFA
Chief Executive Officer
Piedmont Office Realty Trust, Inc.

OFFICIAL NOTICE OF ANNUAL MEETING
PIEDMONT OFFICE REALTY TRUST, INC.
11695 Johns Creek Parkway, Suite 350
Johns Creek, Georgia 30097
Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held May 24, 2012
Dear Stockholder:
On Thursday, May 24, 2012, Piedmont Office Realty Trust, Inc. (“Piedmont”), a Maryland corporation, will hold its 2012 annual meeting of stockholders (the “Annual Meeting”) at the Metropolitan Club, 5895 Windward Parkway #100, Alpharetta, GA 30005. The meeting will begin at 11:00 a.m. Eastern daylight time.
The purpose of this Annual Meeting is to: (i) elect nine directors identified in this proxy statement to hold office for one-year terms expiring in 2013; (ii) ratify the appointment of Ernst & Young LLP as Piedmont’s independent auditor for fiscal 2012; (iii) approve, on an advisory basis, the compensation of our named executive officers; and (iv) transact any other business as may properly come before the meeting.
Your board of directors has selected March 22, 2012 as the record date for determining stockholders entitled to vote at the meeting.
On April 2, 2012, we will begin mailing our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2011 Annual Report, and how to vote online.
Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding all three methods offered for voting are contained in the proxy card or Notice of Internet Availability of Proxy Materials. If you execute a proxy but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before 11:59 p.m. Eastern daylight time on May 23, 2012.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 24, 2012: The proxy statement and the 2011 Annual Report to Stockholders are available at http://www.proxyvoting.com/pdm.
BY ORDER OF THE BOARD OF DIRECTORS
Thomas A. McKean
Associate General Counsel and Corporate Secretary
Atlanta, Georgia
March 28, 2012

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted upon at our Annual Meeting. To make this information easier to understand, we have presented some of the information below in a question and answer format.

Q:	Will my vote make a difference?

A:
Yes – YOUR VOTE IS VERY IMPORTANT. Your vote is needed to ensure that the proposals can be acted upon. Your immediate response will help avoid potential delays and may save Piedmont significant additional expenses associated with soliciting stockholder votes.

Q:	Why am I receiving this proxy statement and proxy card?

A:
You are receiving a proxy statement and proxy card from us because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you vote by using the Internet, by telephone, or by signing and returning the proxy card, you appoint Donald A. Miller, CFA, our Chief Executive Officer, and Robert E. Bowers, our Chief Financial Officer, as your representatives at the Annual Meeting. Messrs. Miller and Bowers will vote your shares at the Annual Meeting as you have instructed them or if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to vote in advance of the Annual Meeting just in case your plans change.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at http://www.proxyvoting.com/pdm. The Notice also instructs you on how you may vote. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained on the Notice.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Thursday, May 24, 2012, at 11:00 a.m. (Eastern daylight time) at the Metropolitan Club, 5895 Windward Parkway #100, Alpharetta, GA 30005.

Q:	What is the record date?

A:	The record date is set for March 22, 2012. Only holders of record of common stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares of common stock are outstanding and can vote?

A:	As of the record date, there were approximately 172,629,748 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:	How many votes do you need to hold the Annual Meeting?

A:
In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you:

•	vote over the Internet or by telephone,
•	properly submit a proxy card (even if you do not provide voting instructions), or
•	attend the Annual Meeting and vote in person.

Q:	On what items am I voting?

A:	You are being asked to:

	(i)	vote on the Election of Directors—the election of nine directors nominated by our board of directors to serve on the board of directors until our 2013 annual meeting of stockholders;
	(ii)	vote on the ratification of the appointment of Ernst & Young LLP as Piedmont’s independent auditor for fiscal 2012; and,
	(iii)	approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to the matters being voted upon.

Q:	How do I vote if I am a registered stockholder?

A:	If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options: via Internet, by telephone, by mail, or in person as described below.

•
You may vote by using the Internet. The address of the website for Internet voting can be found on your proxy card. Internet voting is available 24 hours a day until the Annual Meeting. If you have access to the Internet, we encourage you to vote in this manner.

	•	You may vote by telephone. The toll-free telephone number can be found on your proxy card. Telephone voting is available 24 hours a day until the Annual Meeting.
	•	You may vote by mail. If you choose to vote by mail, simply mark and sign your proxy card and return it in the enclosed prepaid and addressed envelope.
	•	You may vote by attending the Annual Meeting and voting in person.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves Piedmont significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement or the Notice of Internet Availability of Proxy Materials.

Q:	Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

A:
If your shares are held in “street name” through a broker, bank or other nominee, please refer to your proxy card or the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares in street name, you must obtain a legal proxy from your broker, bank or other nominee to be able to vote in person at the Annual Meeting.

Q:	How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

A:	With respect to the election of directors, you may:

	•	vote FOR ALL nine nominees for director;
	•	vote FOR ALL EXCEPT which will be considered a vote in favor of all nominees EXCEPT those nominees you specifically list in the space provided; or
	•	WITHHOLD ALL which will be considered a vote against all director nominees.

Directors are elected by a plurality vote. As a result, the nine nominees receiving the highest number of FOR votes will be elected as directors. If you sign your proxy card with no further instructions, your shares will be voted FOR ALL nine nominees for director.

Q:	What happens if a nominee is unable to stand for election?

A:
If a nominee is unable to stand for election, the board of directors may reduce the number of directors that serve on the board or designate a substitute nominee. If the board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

Q:	How may I vote for the ratification of Ernst & Young LLP as the independent auditor, and how many votes must the ratification receive to pass?

A:	With respect to the ratification of Ernst & Young LLP as independent auditor, you may:

	•	vote FOR the ratification; or
	•	vote AGAINST the ratification.

Ernst & Young LLP will be ratified as the independent auditor for fiscal 2012 at the Annual Meeting if the proposal receives the affirmative vote of a majority of the votes cast at the Annual Meeting. If you sign your proxy card with no further instructions, your shares will be counted as a vote FOR the ratification of Ernst & Young LLP.

Q:
How may I vote on the proposal to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?

A:	With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of the compensation of the named executive officers; or
•	vote AGAINST the approval, on an advisory basis, of the compensation of the named executive officers.

To pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting; however, unlike some of the other proposals you are voting on, this is an advisory proposal, which means it is not binding. The board of directors will review the voting results and consider the outcome in making future decisions on executive compensation. If you sign your proxy card with no further instructions, your shares will be counted as a vote FOR the approval of executive compensation.

Q:	How does the board of directors recommend I vote on the proposals?

A:
The board of directors recommends a vote FOR ALL nominees for election as director who are named as such in this proxy statement; FOR the ratification of Ernst & Young LLP as independent auditor for fiscal 2012; and FOR the approval, on an advisory basis, of the compensation of the named executive officers.

Q:	What if I vote and then change my mind?

A:	If you are a registered stockholder, you have the right to revoke your proxy at any time before 11:59 p.m. Eastern daylight time on May 23, 2012 by:

	•	voting again over the Internet or by telephone;
	•	giving written notice to Thomas A. McKean, our Secretary; or
	•	returning a new, valid proxy card bearing a later date, that is received before such time.

You may also revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares in the name of a broker, bank, or other nominee, please refer to your broker’s proxy card or instructions to revoke your vote.

Q:	How will the proxies be voted?

A:
Any proxy, if it is received in time, is properly signed and is not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder signing the proxy. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR all of the nine nominees to serve on the board of directors; FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2012; and FOR the approval, on an advisory basis, of the compensation of the named executive officers.

Q:	What are the effects of abstentions and broker non-votes?

A:
Abstentions and broker non-votes with respect to a proposal are counted for purposes of establishing a quorum.

With respect to the proposals to elect nine nominees to our board of directors; regarding the ratification of Ernst & Young LLP as the independent auditor; and to approve, on an advisory basis, the executive compensation of the named executive officers, abstentions and broker non-votes (as applicable) will have no effect on the outcome of the vote.

If your shares are held in “street name” through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may only vote your shares on your behalf for “routine” matters.
On “routine” matters, such as the ratification of independent auditors, brokerage firms have authority to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, such as the election of directors and the approval, on an advisory basis, of the compensation of the named executive officers, the brokerage firm cannot vote the shares on that proposal if it has not received voting instructions from the beneficial owner of such shares. A “broker non-vote” occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions.

Q:	Who pays the cost of this proxy solicitation?

A:
We will pay all the costs of mailing and soliciting these proxies. Our employees will not be paid any additional compensation for soliciting proxies. Georgeson, Inc., our proxy solicitor, will be paid an administrative fee of approximately $6,500 plus $4.00 per phone vote as well as out-of-pocket expenses for its basic solicitation services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:
No. In addition to mailing proxy solicitation material, Georgeson, Inc. (our third party proxy solicitor) and our directors and employees may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate.

Q:	How can I obtain additional copies of this proxy statement or other information filed with the SEC relating to this solicitation?

A:
You may obtain additional copies of this proxy statement, our 2011 Annual Report on Form 10-K and all other relevant documents filed by us with the SEC free of charge from our Web site at www.piedmontreit.com, at the SEC’s Web site located at www.sec.gov, or by calling Shareowner Services at 866-354-3485.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. You may also read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

PROPOSAL I:
ELECTION OF DIRECTORS
At the Annual Meeting, you will vote on the election of nine directors. Those persons elected will serve as directors until the next annual meeting and until the election and qualification of their successors. All of the nominees, except for Mr. Milnes, have served as directors since our last meeting.

Name	Age	Position(s)
W. Wayne Woody, Chairman	70	Director* and Chairman of the Board of Directors
Michael R. Buchanan	64	Director*
Wesley E. Cantrell	77	Director*
William H. Keogler, Jr.	66	Director*
Frank C. McDowell	63	Director* and Vice-Chairman of the Board of Directors
Raymond G. Milnes, Jr.	60	Director*
Donald A. Miller, CFA	49	Chief Executive Officer, President and Director
Donald S. Moss	76	Director*
Jeffrey L. Swope	61	Director*
________________________

*	Indicates that such director is considered independent under the New York Stock Exchange (“NYSE”) independence standards as determined by our board of directors.
The following is detailed information regarding each of the nominees:
W. Wayne Woody has served as a director of our company since 2003 and as Chairman of the board of directors since May 9, 2007. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP ("KPMG") and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner of KPMG, he served in a number of key positions, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the board of directors of KPMG from 1990 through 1994. Since 2003, he has served as a director and Audit Committee Chair of American HomePatient, Inc., (formerly OTCBB:AHOM). From 2003 to 2007, he was also a director of Wells Real Estate Investment Trust II, Inc and from 2004 to 2007 he was a director of Gold Kist, Inc (formerly NASDAQ:GKIS). Mr. Woody is a retired Certified Public Accountant (“CPA”) in Georgia and North Carolina.
Mr. Woody brings to the board broad experience in dealing with complex financial, business and legal issues based on his many years serving as a KPMG partner and his leadership roles within the KPMG organization. Additionally, he has gained expertise and experience by serving on boards of other large, complex companies and has an in-depth knowledge of the workings of the SEC and risk management expertise. This broad based business experience in dealing with virtually all aspects of business issues from both an independent advisor perspective and as a board member for other large companies for many years makes him well-suited to serve as Chairman of the Board; in addition his financial expertise makes him well qualified to serve as both chairman of the Audit Committee of the board and an Audit Committee financial expert.
Michael R. Buchanan has served as a director of our company since 2002. He was employed by Bank of America, N.A. and its predecessor banks, NationsBank and C&S National Bank, from 1972 until his retirement in March 2002. While at Bank of America, he held several key positions, including Managing Director of the Real Estate Banking Group, which was responsible for providing real estate loans, including construction, acquisition, development and bridge financing for the commercial and residential real estate industry, as well as providing structured financing for REITs. Mr. Buchanan also currently serves as director of D.R. Horton, Inc.
Mr. Buchanan brings many years of real estate financing and transactional expertise to the board including extensive experience dealing with lenders and ratings agencies, structured finance transactions, complex financial instruments and the financing process with lenders. Based on his many years of reviewing real estate financing opportunities, he is very familiar with the different geographic markets in which Piedmont owns or may potentially own properties. These experiences make him well suited to serve as chairman of the capital committee of the board. Additionally, his experience serving on the board of a large homebuilder such as D.R. Horton provides the board with additional public real estate company governance expertise.
Wesley E. Cantrell has served as an independent director of our company since 2007. He was employed by Lanier Worldwide, Inc. (formerly NYSE: LR), a global document management company, from 1955 until his retirement in 2001.

While at Lanier, Mr. Cantrell served in a number of key positions, including President from 1977 to 1987, President and Chief Executive Officer from 1987-1999, and Chairman and Chief Executive Officer from 1999 to 2001. From 1998 to 2009, Mr. Cantrell served as a director for AnnTaylor Stores Corporation (NYSE: ANN). Mr. Cantrell formerly served as a director for First Union National Bank of Atlanta, for Oxford Industries, Inc. (NYSE: OXM), and briefly for Institutional REIT, Inc.
Mr. Cantrell brings to the board broad senior management expertise based on his years as President, Chief Executive Officer and Chairman of a large, complex business such as Lanier Worldwide. While serving on AnnTaylor’s board, Mr. Cantrell chaired the Nominating and Corporate Governance Committee and thus brings experience with corporate governance practices to his role as chairman of the Nominating and Corporate Governance Committee of the Piedmont board. As author of books on integrity and ethical decision-making in business, Mr. Cantrell offers unique insight into issues influencing our company culture and business practices.
William H. Keogler, Jr. has served as a director of our company since 1998. In 1985, Mr. Keogler founded Keogler, Morgan & Company, Inc., a full-service brokerage firm, and Keogler Investment Advisory, Inc., an investment advisory firm, in which he served as Chairman of the Board, President and Chief Executive Officer. In 1997, both companies were sold to SunAmerica, Inc., a publicly traded NYSE-listed company. Mr. Keogler continued to serve as President and Chief Executive Officer of these companies until his retirement in 1998. Prior to founding Keogler, Morgan & Company, Inc. Mr. Keogler served as a director of Robinson-Humphrey Company, an Atlanta based investment banking firm.
In addition to his general business and financial expertise based on his years advising companies as an investment banker, Mr. Keogler brings to the board experience with dealing with the broker dealer community and a deep understanding of both our retail and institutional stockholders. Mr. Keogler has a unique understanding of our strategies and operations as well as our corporate culture and values as he was one of the original members of the board when Piedmont commenced operations in 1998.
Frank C. McDowell has served as a director of our company since 2008 and as Vice Chairman since January 20, 2010. From 1995 until his retirement in 2004, Mr. McDowell served as President, Chief Executive Officer and Director of BRE Properties, Inc., a self-administered equity REIT, which owns and operates income-producing properties, primarily apartments, in selected Western U.S. markets. From 1992 to 1995, Mr. McDowell was chairman and CEO of Cardinal Realty, the nation’s fifteenth largest apartment management company and the nineteenth largest owner of multifamily housing at the time. Before joining Cardinal Realty, Mr. McDowell had served as a senior executive and head of real estate at First Interstate Bank of Texas and Allied Bancshares, where he had responsibility for regional management, real estate lending and problem asset workout. Additionally, Mr. McDowell served as a director of Eagle Hospitality Trust (NYSE: EHP) from 2006 to 2008 and was a licensed CPA in Texas from 1973 to 1993.
Mr. McDowell brings to the board extensive experience as a CEO within the real estate sector as a result of serving as CEO of BRE Properties and as a result of his experience as head of real estate for First Interstate Bank of Texas and Allied Bancshares. He is very familiar with the public markets including dealing with analysts and institutional investors as well as an in-depth working knowledge of various financial structures and the capital raising process. In addition he has expertise in strategic planning and in financial matters given his background as a CPA.
Donald A. Miller, CFA has served as our Chief Executive Officer, President, and a member of our board of directors since 2007. From 2003 to 2007, Mr. Miller was the Chief Real Estate Officer for Wells Real Estate Funds. Prior to joining Wells Real Estate Funds, Mr. Miller joined and ultimately headed the U.S. equity real estate operations, including acquisitions, dispositions, financing and investment management, of Lend Lease, a leading international commercial office, retail and residential property group from 1994 to 2003. Prior to joining Lend Lease, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to Prentiss Properties Trust, a publicly traded, self-administered and self-managed real estate investment trust (which was acquired by Brandywine Realty Trust in 2005). Earlier in his career, Mr. Miller worked in the pension investment management department of Delta Air Lines where he was responsible for real estate and international equity investment programs. Mr. Miller is a member of Urban Land Institute (ULI), National Association of Industrial and Office Properties (NAIOP) and the National Association of Real Estate Investment Trusts (NAREIT). Mr. Miller is also a director for Pacolet Milliken, a private real estate and alternative investment corporation.
Through his experience serving as Chief Real Estate Officer for Wells Real Estate Funds as well as his work at Lend Lease, Prentiss Properties, and managing real estate investments for Delta Air Lines, Mr. Miller brings to the board over 25 years of experience in dealing with virtually all aspects of real estate acquisition, financing, management, leasing, disposition as well as both portfolio and asset management experience. He also has an extensive personal network of contacts throughout the real estate industry given his involvement in ULI, NAIOP and NAREIT. Mr. Miller is very knowledgeable about each of the individual geographic markets in which Piedmont currently owns or may own property. In addition, he has extensive financial expertise given his Chartered Financial Analyst designation and great insight into our strategies and operations as well as our corporate culture and values given his almost eight years of service to Piedmont.
Raymond G. Milnes, Jr. was elected to the Piedmont Board of Directors effective December 14, 2011. He recently retired as a partner from the accounting firm of KPMG LLP where he served as the National Sector Leader for the Building, Construction and Real Estate Practice for the past fourteen years. Mr. Milnes had been employed by KPMG for 38 years and has extensive accounting, auditing, and advisory experience in all sectors of the real estate and construction industries including real estate investment funds, real estate investment trusts, developers, operating properties, and syndication of private and public real estate partnerships. Mr. Milnes has served as the lead audit partner or account executive for several of KPMG's largest real estate and construction clients, including both domestic and global clients and has been a frequent speaker and panelist on current trends in the building, construction, and real estate industry and has contributed to numerous real estate industry publications. In addition to his national role with KPMG, Mr. Milnes also has been an associate member of the Board of Governors of NAREIT, serves on the Advisory Board of the The Real Estate Center of DePaul University, and has been a member of the The Real Estate Roundtable President's Council. He has a BS in Accounting from the University of Detroit and is a licensed CPA.
Mr. Milnes brings to the board real estate specific financial knowledge and experience including dealing with complex financial and accounting related issues based on his many years serving as a KPMG partner and his leadership roles within the KPMG organization. Additionally, he has an in-depth knowledge of the workings of the SEC and risk management expertise as well as contacts at other real estate firms. Finally, his financial expertise makes him well qualified to serve as an Audit Committee financial expert.
Donald S. Moss has served as a director of our company since 1998. He was employed by Avon Products, Inc. (NYSE: AVP), from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983, and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. From 1998 to 2007, Mr. Moss was a director of Wells Real Estate Investment Trust II, Inc. and he has served as a director and audit committee member of Wells Timberland REIT, Inc. since 2006.
Mr. Moss brings to the board years of senior leadership experience in managing a large international business such as Avon Products. In particular, Mr. Moss’ extensive experience as Group Vice President-Human Resources at Avon makes him particularly well suited to serve as chairman of the Compensation Committee of the board of directors. In addition, Mr. Moss has a unique understanding of our strategies and operations as well as our corporate culture and values as he was one of the original members of the board when Piedmont commenced operations in 1998.
Jeffrey L. Swope has served as a director of our company since 2008. In 1991, Mr. Swope formed Champion Partners Ltd., a nationwide developer and investor of office, industrial and retail properties, where he has served as Managing Partner and Chief Executive Officer since 1991. In addition, during 2011, Mr. Swope co-founded Champion Private Equity, a private real estate capital and investment company. He also serves on the University of Texas at Austin Business School Advisory Board and as a Trustee of the Business School Foundation at the University.
As a nationwide developer of real estate property, Mr. Swope has handled the acquisition, financing, leasing and management of over 50 million square feet of real estate during his approximately 35 year career in the commercial real estate industry and thus brings extensive experience in virtually all aspects of real estate and a wealth of knowledge regarding the individual geographic markets in which Piedmont currently owns or may own property. His development expertise will also be beneficial to Piedmont in the event that we pursue development strategies in the future. He also has an extensive personal network of contacts throughout the real estate industry given his involvement in many industry groups such as the Real Estate Roundtable, Urban Land Institute (ULI), the National Association of Industrial and Office Properties (NAIOP), and his involvement with the University of Texas.
Pursuant to our bylaws and Maryland General Corporation Law, except in the cases of death or resignation, each director will serve until the next annual meeting of our stockholders and until his successor has been duly elected and qualified.
Your board of directors unanimously recommends a vote “FOR ALL” nominees listed for election as directors.

PROPOSAL II:
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2012
Engagement of Ernst & Young LLP
On February 28, 2012, the Audit Committee engaged Ernst & Young LLP as our independent registered public accountants to audit our financial statements for the year ended December 31, 2012. This proposal asks you to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the board of directors believes it is good practice to do so. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders. In the event that the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.
Your board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for fiscal 2012.
Pre-Approval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by our independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by our independent auditors that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by our independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both our independent auditors and our chief financial officer, treasurer, or chief accounting officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve all services not covered by the general pre-approval guidelines, up to an amount not to exceed $75,000 per occurrence. Amounts requiring pre-approval in excess of $75,000 per occurrence require specific pre-approval by our Audit Committee prior to engagement of Ernst & Young LLP, our current independent auditors. All amounts specifically pre-approved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
Fees Paid to Independent Registered Public Accountants
The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged by Ernst & Young LLP for such services. In its review of any non-audit service fees, the Audit Committee considers whether the provision of such services is compatible with maintaining the independence of Ernst & Young LLP. The aggregate fees billed to us for professional accounting services provided by Ernst & Young LLP, including the audits of our annual financial statements, for the years ended December 31, 2011 and 2010, respectively, are set forth in the table below.

	2011	2010
Audit Fees	$910,973	$1,086,362
Audit-Related Fees	—	—
Tax Fees	256,419	406,393
All Other Fees	—	—
Total	$1,167,392	$1,492,755

For purposes of the preceding table, the professional fees are classified as follows:

•
Audit Fees—These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports, and other filings with the SEC.

•
Audit-Related Fees—These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, non recurring agreed-upon procedures and other professional fees associated with transactional activity.

•
Tax Fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance filings, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax notices, audits and appeals before the Internal Revenue Service and similar state and local agencies.

•	All Other Fees—These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.
For the year ended December 31, 2011, all services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the policies and procedures described above.

PROPOSAL III—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2011 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers is designed to meet the following objectives:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each named executive officer;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership in us; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.
Although the vote is non-binding, the Compensation Committee will review the voting results and consider the outcome in making decisions about future compensation arrangements for our named executive officers.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board of directors, will not create or imply any change to or any additional fiduciary duties of the board of directors and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.
Your board of directors unanimously recommends a vote “FOR”
the approval, on an advisory basis, of the compensation of our named executive officers.

CERTAIN INFORMATION ABOUT MANAGEMENT
Executive Officers

Name	Age	Position(s)
Donald A. Miller, CFA	49	Chief Executive Officer, President and Director
Robert E. Bowers	55	Chief Financial Officer, Executive Vice President, and Treasurer
Laura P. Moon	41	Senior Vice President and Chief Accounting Officer
Raymond L. Owens	54	Executive Vice President—Capital Markets
Carroll A. Reddic, IV	46	Executive Vice President—Real Estate Operations, Assistant Secretary
The following is detailed information about each of our executive officers other than Mr. Miller whose biographical information is included under “Election of Directors” above.
Robert E. Bowers has served as our Chief Financial Officer since April 2007. A veteran of the public financial services industry including having served as Chief Financial Officer for three other public companies, Mr. Bowers’ experience includes investor relations, debt and capital offerings, mergers and acquisitions, asset allocation, financial management and strategic planning. Mr. Bowers is also responsible for management of our information technology, risk management and human resource functions. From 2004 until 2007, he served as Chief Financial Officer and Vice President of Wells REF and was a Senior Vice President of Wells Capital. Mr. Bowers was Chief Financial Officer and Director of NetBank, Inc. (formerly NASDAQ: NTBK) from 1997 to 2002. From 1984 to 1996, Mr. Bowers was Chief Financial Officer and Director of Stockholder Systems, Inc. (formerly NASDAQ: SSIAA), an Atlanta, Georgia-based financial applications company and its successor, CheckFree Corporation (formerly NASDAQ:CKFR). Mr. Bowers has provided strategic financial counsel to a range of organizations, including venture capital funds, public corporations and businesses considering listing on a national securities exchange. Mr. Bowers is a member of NAREIT and a CPA who began his career in 1978 as an audit manager for Arthur Andersen & Company in Atlanta.
Laura P. Moon has served as our Senior Vice President and Chief Accounting Officer since 2007. She has twenty years of experience with accounting and reporting for public companies and at Piedmont, she is responsible for all general ledger accounting, SEC and tax reporting functions. Prior to joining us, Ms. Moon had been Vice President and Chief Accounting Officer at Wells Real Estate Funds since 2005 where she had responsibility for all general ledger accounting, financial and tax reporting, and internal audit supervision for 19 public registrants as well as several private real estate partnerships. From 2003 to 2005, Ms. Moon served as Senior Director of Financial Planning and Analysis for ChoicePoint, Inc. (formerly NYSE: CPS) (since February 2008, a wholly-owned subsidiary of Reed Elsevier) and from 1999 to 2006 was Chief Accounting Officer for NetBank, Inc. (formerly NASDAQ: NTBK). Ms. Moon is a CPA and began her career in 1991 with Deloitte & Touche LLP.
Raymond L. Owens has served as our Executive Vice President—Capital Markets since 2007. In this capacity, Mr. Owens is responsible for acquisition, disposition and financing activities of our company. Prior to joining us, Mr. Owens spent five years as a Managing Director—Capital Markets for Wells Real Estate Funds, where he oversaw its western regional acquisition team and its real estate finance team. Prior to joining Wells Real Estate Funds, Mr. Owens served as Senior Vice President for PM Realty Group from 1997 to 2002, overseeing all management operations in Atlanta, Washington, D.C., Chicago, and New York. Before joining PM Realty Group, Mr. Owens served as Vice President at General Electric Asset Management, where he managed and negotiated dispositions as well as third-party, nonrecourse financing for real estate assets. Mr. Owens is a member of the National Association of Real Estate Investment Managers (NAREIM), the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), and the Mortgage Bankers Association (MBA).
Carroll A. (“Bo”) Reddic, IV has served as our Executive Vice President for Real Estate Operations since 2007. His responsibilities include leading our company’s asset and property management divisions. Additionally, he provides oversight to our company’s construction management and tenant relationship functions. From 2005 to 2007, Mr. Reddic was a Managing Director in the Asset Management Department at Wells Real Estate Funds, where he was responsible for supervising the firm’s asset management function in its Midwest and South regions. Prior to joining Wells Real Estate Funds, Mr. Reddic was an Executive Director with Morgan Stanley (including the predecessor companies of The Yarmouth Group and Lend Lease Real Estate Investments) from 1990 to 2004, where he served as portfolio manager for domestic commingled investment funds and international separate account portfolios. Mr. Reddic is a member of the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), BOMA and CoreNet Global.
There are no family relationships among our directors or executive officers. Officers are elected annually by our board of directors. The board of directors retains the power to remove any officer at any time.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
Leadership Structure
Our nine member board of directors is comprised of eight independent members and our Chief Executive Officer. Each of our board members is subject to re-election on an annual basis. We do not divide our directors into classes or stagger terms. Mr. Woody has served as our Chairman of the Board since 2007 and has been re-elected by the independent directors on an annual basis. The board currently has no formal policy with respect to the separation of the positions of Chairman of the board and Chief Executive Officer; however, the board believes that the current separation of the positions is in the best interests of Piedmont as it provides leadership for the independent board and the added benefit of additional support, experience and oversight for the management team.
Board Committees
Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Capital Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by our board of directors.

Board Committee	Chairman	Members

Audit Committee	W. Wayne Woody*	William H. Keogler, Jr. Raymond G. Milnes, Jr.* Donald S. Moss

Compensation Committee	Donald S. Moss	Wesley E. Cantrell Frank C. McDowell Jeffrey L. Swope

Nominating & Corporate Governance Committee	Wesley E. Cantrell	Michael R. Buchanan William H. Keogler, Jr.

Capital Committee	Michael R. Buchanan	Frank C. McDowell Jeffrey L. Swope W. Wayne Woody
________________________

*	Designated as an Audit Committee financial expert.
The Audit Committee
Our board of directors has established a standing Audit Committee comprised of Messrs. Woody (Chairman), Keogler, Milnes, and Moss. Each member of the Audit Committee meets the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules and regulations of the SEC, all as in effect from time to time, as well as the independent director requirements set forth in our Corporate Governance Guidelines. The board of directors has determined that Mr. Woody and Mr. Milnes each satisfy the requirements as an “audit committee financial expert” as defined by the rules and regulations of the SEC.
The Audit Committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Audit Committee, as set forth in the committee’s charter, include the following:

•
assisting the board of directors in the oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the system of internal controls which our management has established; (4) the qualification, independence and performance of our independent auditors; and (5) the performance of our internal audit function;

•	maintaining a free and open means of communication among our independent auditors, our management, our internal audit department and our board of directors;

•
reviewing and discussing with management and the independent auditor our annual audited financial statements, and, based upon such discussions, recommending to the board of directors that our audited financial statements be included in our annual report on Form 10-K;

•	reviewing and discussing with management and the independent auditor our quarterly financial statements and each of our quarterly reports on Form 10-Q;

•	preparing an Audit Committee report for inclusion in our annual proxy statements for our annual stockholder meetings;

•	appointing, compensating, overseeing, retaining, discharging and replacing our independent auditor;

•	pre-approving all auditing services, and all permitted non-audit services, performed for us by the independent auditor; and

•	overseeing our code of business conduct and ethics.
During 2011, the Audit Committee held five meetings.
The Compensation Committee
The board of directors has established a standing Compensation Committee. The members of the Compensation Committee are Messrs. Moss (Chairman), Cantrell, McDowell and Swope. The members of the Compensation Committee are all independent directors who meet the current independence requirements of the NYSE, as well as the independent director requirements set forth in our corporate governance guidelines and applicable rules and regulations of the SEC. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Executive Compensation.” Pursuant to the Compensation Committee’s written charter, a copy of which is available on our website at www.piedmontreit.com, its primary responsibilities include:

•	setting the overall compensation strategy and compensation policies for our executive officers and directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•
evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation based on this evaluation;

•	reviewing and approving the compensation of other executive officers or making recommendations to the board with respect to such compensation;

•
making recommendations to the board with respect to the compensation of all non-employee directors, including board and committee retainers, meeting fees, equity-based compensation and such other compensation as the committee may deem advisable;

•	reviewing and approving grants under all incentive-based compensation plans and equity-based plans and approving any new compensation plans or material changes to existing plans;

•	administering our 2007 Omnibus Incentive Plan;

•	reviewing and approving any employment agreements, change in control agreements or severance agreements proposed to be entered into with any current or former executive officer;

•	overseeing and assisting in preparing the Compensation Discussion and Analysis and recommending it for inclusion in our proxy statement and/or annual report on Form 10-K; and

•	preparing a Compensation Committee report, as required by applicable SEC regulations, to be included in our proxy statements and/or annual report on Form 10-K.
Our Compensation Committee met five times during 2011.
The Nominating and Corporate Governance Committee
Our board of directors has established a standing Nominating and Corporate Governance Committee, which is comprised of Messrs. Cantrell (Chairman), Buchanan, and Keogler. The members of the Nominating and Corporate Governance Committee are all independent directors who meet the current independence requirements of the NYSE, as well as the independent director requirements set forth in our corporate governance guidelines. The Nominating and Corporate

Governance Committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Nominating and Corporate Governance Committee, as set forth in the committee’s charter include:

•
identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	evaluating the independence of candidates for the board of directors;

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	developing and recommending to our board of directors a set of corporate governance principles and policies; and

•	periodically reviewing our corporate governance structures and procedures and suggesting improvements thereto to our board of directors.
During 2011, the Nominating and Corporate Governance Committee held four meetings.
The Capital Committee
Our board of directors has established a Capital Committee, which is comprised of Messrs. Buchanan (Chairman), McDowell, Swope, and Woody. The primary responsibilities of the Capital Committee include:

•
reviewing and advising the board of directors on our overall financial performance, including issues related to capital structure, operating earnings, dividends and budgetary and reporting processes; and

•
reviewing and advising the board of directors on investment criteria and acquisition policies, general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals.

During 2011, the Capital Committee met four times.
Board Membership Criteria
The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the current membership of the board as well as in the context of potential turnover of the existing board. This review also includes an annual self-assessment of the existing board membership. The assessment includes consideration of the following characteristics in the context of the perceived needs of the board at the time: financial expertise, chief executive or chief financial officer experience (with a preference for REIT-specific experience); public company experience; industry specific knowledge; strategic planning experience or expertise; experience mentoring top level leaders; general management experience; real estate development/ construction expertise; investment banking experience; racial and/or gender diversity; legal expertise; risk management expertise; marketing expertise; and international experience. The board considers all of these characteristics when assessing candidates for board membership. Other considerations included in both the annual assessment of existing members and the assessment of new candidates include the candidate or incumbent’s independence from conflict with Piedmont, the ability of the candidate or incumbent to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings, and whether the candidate’s knowledge and experience of a particular aspect of the real estate industry or particular skill set is additive to the existing experience or skill sets of incumbent members of the board. While we have not adopted a formal policy regarding diversity of our board, in selecting nominees, the Nominating and Corporate Governance Committee considers the diversity of experience (particularly with regard to different facets of the real estate industry), qualifications, attributes and skills that a potential nominee would bring to the board. The term “independence” means that the candidate meets the definition of “independent director” contained in Piedmont’s corporate governance guidelines and the current independence and experience requirements of the NYSE and applicable rules and regulations of the SEC. Although a number of our directors are retired, it is also expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are active in their occupation, profession, or community.

Selection of Directors
The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer.
The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.
In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and members of our management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates made by stockholders and other interested persons. Candidates for director must meet the established director criteria set forth above. In addition, under our Bylaws, stockholders may directly nominate candidates for election as directors. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in Article II, Section 12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by writing to our Secretary at our corporate address.
In evaluating candidates for director, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
Risk Oversight
The board of directors is involved in risk oversight through direct decision-making authority on significant matters as well as through the oversight of management and appropriate advice and counsel from legal, financial, and compensation advisors. In particular, the board of directors manages risk by reviewing and discussing periodic reports with management including, but not limited to, reports detailing Piedmont’s concentrations of geographic, tenant, industry, and lease expiration risk. Through their various committees, the board monitors acquisition, disposition, leasing and investing activities and has delegated authority to the appropriate levels of management to carry out such activities with appropriate governance reporting at respective committee meetings.
In accordance with its charter, the Audit Committee also monitors major issues regarding accounting principles and financial statement presentation, including any significant changes in the application of accounting principles, and major issues regarding the adequacy of Piedmont’s internal controls and analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements. In addition, the Audit Committee follows the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on Piedmont’s financial statements and the type and presentation of financial information to be included in earnings press releases, reports, and earnings guidance provided to analysts and rating agencies. The Audit Committee reviews and discusses with management, Piedmont’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also periodically briefed on Piedmont’s processes and policies with respect to risk assessment and risk management and the Audit Committee chairman is interviewed in conjunction with Piedmont’s annual risk assessment process. Finally, the Audit Committee is periodically briefed on insurance coverage limits, any significant change in Piedmont’s insurance policies, monitoring of Piedmont’s code of ethics, whistleblower policy, and insider trading policies as well as quarterly REIT test and debt covenant compliance calculations.
Director Independence
The NYSE requires each NYSE-listed company to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee each comprised solely of independent directors. Our board of directors has adopted the NYSE independence standards as part of its corporate governance guidelines, which can be accessed on our website at www.piedmontreit.com under the heading “Corporate Governance.” This document is also available in print to any stockholder who sends a written request to that effect to the attention of Thomas A. McKean, Secretary, Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097.
In accordance with NYSE rules, the board of directors affirmatively determined that each of the following directors is independent within the meaning of the NYSE’s director independence standards:

Michael R. Buchanan
Wesley E. Cantrell
William H. Keogler, Jr.
Frank C. McDowell
Raymond G. Milnes, Jr.
Donald S. Moss
Jeffrey L. Swope
W. Wayne Woody
The persons listed above include all of our current directors, other than Donald A. Miller, our President and Chief Executive Officer.
The board of directors has also determined that each of the current members of our Audit, Compensation, and Nominating and Corporate Governance Committees is independent within the meaning the NYSE’s director independence standards applicable to members of such committees. Additionally, our Audit Committee members satisfy the enhanced independence standards set forth in Rule 10A-3(b)(1)(i) under the Exchange Act and NYSE listing standards.
Attendance
Our board of directors met eleven times during 2011, either in person or telephonically, and each member of the board of directors attended in excess of 75% of the 2011 board and committee meetings on which such director served.
We do not have a formal policy with regard to board member attendance at our annual stockholder meetings. In 2011, all of the members of our board of directors attended the annual meeting of stockholders either telephonically or in person.
Communications with Stockholders
We have established several means for stockholders or other interested parties to communicate their concerns to the board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary at our headquarters address. Stockholders or other interested parties who wish to communicate with our Chairman or with the non-management directors as a group may do so by writing to our Chairman at our headquarters address.
Corporate Governance Guidelines and Code of Ethics
Our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has adopted corporate governance guidelines establishing a common set of expectations to assist the board of directors in performing their responsibilities. The corporate governance policies and guidelines, which meet the requirements of the NYSE’s listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the board committees, director access to management and independent advisers, director compensation, and evaluations of the performance of the board. Our board of directors has also adopted a code of ethics, including a conflicts of interest policy that applies to all of our directors and executive officers including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC. A copy of our corporate governance guidelines and our code of ethics is available on our website at www.piedmontreit.com. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waivers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices and the decisions made with respect to compensation for 2011 for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to collectively as our named executive officers (“NEOs”), as determined in accordance with applicable SEC rules.
Executive Summary
2011 was a very successful year for Piedmont from a leasing and transactional perspective; however, it was a challenging year from a Funds From Operations ("FFO") growth and equity market perspective. We completed over 3.9 million square feet of leasing (or 19% of our office portfolio), which was the largest leasing year in the Company's history, and advanced our portfolio repositioning strategy by selling five assets at a gain of $122.8 million and recycling capital into seven properties in existing markets. Our largest disposition was the sale of our 96.5% ownership interest in the 50-story, 1.1 million square foot 35 W. Wacker Building in downtown Chicago for a sales price of $387.0 million. Finally, we extended, paid down, replaced, or transferred five different debt instruments during the year, which resulted in a $165.0 million reduction in the Company's secured debt since June 2011, a $50.0 million increase in unsecured borrowings, and an approximate 10-month increase in the weighted average remaining maturity of our total debt.
High lease expirations coupled with our portfolio repositioning strategy have resulted in pressure on earnings. FFO for the year ended December 31, 2011 was $271.3 million, or $1.57 per diluted share, as compared to $281.3 million, or $1.65 per diluted share, for the year ended December 31, 2010 (see definition of Funds From Operations and reconciliation to net income attributable to Piedmont on pages 35 and 36 of our Annual Report on Form 10-K for the year ended December 31, 2011). The combination of this short-term earnings pressure and a volatile equity market in general equated to relative Total Stockholder Return ("TSR") performance that was below the median for our comparative peer group (see Market Reference Data below) for the year ended December 31, 2011. Primarily as a result of the TSR metric performance, our Compensation Committee determined, in February 2012, that short-term incentive compensation awards for 2011 would be paid at below target levels.
Our compensation committee also made restricted stock awards pursuant to our 2010 Long Term Incentive Compensation ("LTIC") Plan in April 2011. These awards, which were based on 2010 performance, were made above target primarily because of Piedmont's strong relative TSR performance in 2010 -- at the 80th percentile of our comparative peer group.

Consideration of “Say on Pay” and “Say When on Pay” Voting Results
In conjunction with our June 2011 annual meeting, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say on pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 97% of stockholder votes cast in favor of our say on pay resolution. Based on these results, we believe our programs are effectively designed and working well in alignment with the interests of our stockholders. Further, we believe that our compensation programs include a number of best practices such as:

•	Our compensation of our Chief Executive Officer generally places a greater emphasis (79%) on variable, performance-based compensation than typical market practice;

•	58% of our Chief Executive Officer's pay opportunity is in the form of long-term, equity based compensation;

•	All of our short-term and long-term incentive programs contain caps on payouts and our Compensation Committee reserves the right to decrease payouts as they see fit;

•	The quantitative metrics of all of our incentive-based pay programs are tied to operational, financial, or market performance measures;

•
Our employment agreements with our CEO, CFO, and CAO contain "clawback" provisions which require them to reimburse us for incentive-based compensation they have received if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws (see "Executive Clawback Provisions" for further details);

•	Our NEOs and Directors are required to own at least target amounts of our common stock;

•	We do not award perquisites or supplemental executive benefits to our NEOs; and

•	We do not provide tax gross ups to our NEOs.

As a result of the above considerations, our Compensation Committee decided to retain our general approach to executive compensation, which links the compensation of our named executive officers to our operating objectives and emphasizes the enhancement of total stockholder return.

In addition, the board considered the results of the stockholder vote on the frequency of future advisory approvals of executive compensation, commonly referred to as a “say when on pay” vote, at our 2011 annual meeting. The board recommended that stockholders vote for triennial frequency, but 52% of the stockholders that voted supported an annual vote. The board took note of the voting results and adopted an annual frequency policy. We will include a say on pay vote in the proxy statement on an annual basis.

Compensation Committee Members, Independence and Responsibilities
Our executive compensation program is administered by the Compensation Committee of our board of directors. The members of the Compensation Committee currently include Donald S. Moss (Chairman), Wesley E. Cantrell, Frank C. McDowell, and Jeffrey L. Swope, all of whom are independent directors.
The Compensation Committee sets the overall compensation strategy and compensation policies for our executive officers and directors. The Compensation Committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary, bonus, incentive or performance-based compensation, and equity awards. The Compensation Committee reviews its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executive officers are being rewarded in a manner that is consistent with our strategy.
With respect to the compensation of our Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving our corporate goals and objectives with respect to the compensation of the Chief Executive Officer;

•	evaluating the Chief Executive Officer’s performance in light of those goals and objectives; and

•
determining the Chief Executive Officer’s compensation (including annual base salary level, annual cash bonus, long-term incentive compensation awards, perquisites and any special or supplemental benefits) based on such evaluation.

With respect to the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving the compensation; and

•	reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans.
If the Compensation Committee deems it advisable, it can make recommendations to the board of directors with respect to the compensation of executive officers other than the Chief Executive Officer for final approval and if directed by the board, other independent members of the board may assist the Compensation Committee with the determination of compensation levels.
Role of the Compensation Consultant
To assist in carrying out its responsibilities, the Compensation Committee has engaged Towers Watson, a nationally recognized compensation consulting firm, to assist in analyzing competitive executive compensation levels and evaluating and implementing our compensation program. Our compensation consultant was not engaged by management to perform any work on behalf of management during 2011. The Compensation Committee considers our compensation consultant to be independent.
During 2011, our compensation consultant met with both management (at the request of the Compensation Committee to act as a liaison or prepare information) and the Compensation Committee jointly as well as individually and provided advice and recommendations regarding our Short and Long Term Incentive Compensation Plans for our employees, including our named executive officers. Our compensation consultant provided our Compensation Committee input on our director compensation program as well as competitive market compensation data and recommendations for pay levels for each component of our executive compensation program.
Our compensation consultant also provided advice and recommendations regarding our awards to both our named executive officers and our employee base as a whole. The compensation consultant periodically attends Compensation Committee meetings as requested by the Compensation Committee and consults with our Compensation Committee Chairman, our Director of Human Resources, our Chief Executive Officer, and senior management team (as directed by the Compensation Committee) on compensation related issues.

Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer annually reviews the performance of each of the other named executive officers. He also considers the recommendations of the compensation consultant as well as the recommendations of our Chief Financial Officer with regard to the performance of our Chief Accounting Officer. Based on this review and input, he makes compensation recommendations to the Compensation Committee for all executive officers other than himself, including recommendations for performance targets, base salary adjustments, the discretionary components of our short-term cash incentive compensation, and long-term equity-based incentive awards. The Compensation Committee considers these recommendations along with data and input provided by its compensation consultant. The Compensation Committee retains full discretion to set all compensation for the executive officers.
Compensation Philosophy and Objectives
We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined individual and company goals, including, among others, TSR relative to a comparative peer group as further described below.
The objectives of our executive compensation programs are:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each named executive officer;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.
Executive Clawback Provisions
If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Miller and Bowers and Ms. Moon’s employment agreements contain provisions that provide for the executives to reimburse us, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, for any incentive-based (whether cash or equity-based) compensation received by the executives from us during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement. In addition, each executive will reimburse us for any profits realized from the sale of our securities during that 12-month period.
Market Reference Data
Similar to previous years, in August 2011 our compensation consultant provided a competitive market analysis of the 2010 pay levels for our five named executive officers relative to the 2010 practices of a peer group of 12 public REITs with significant office portfolios and the participating organization of the NAREIT 2011 Compensation and Benefits Survey. The peer group consisted of the following companies:

• Brandywine Realty Trust	• Highwoods Properties, Inc.

• Brookfield Properties	• Kilroy Realty Corporation

• Corporate Office Properties Trust	• Liberty Property Trust

• Cousins Properties Incorporated	• Mack-Cali Realty Corporation

• Douglas Emmett, Inc.	• Parkway Properties

• Duke Realty Corporation	• SL Green Realty Corp

The above peer group is unchanged from the previous year. Across the various measures of size such as total capitalization, assets and revenue; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; net operating income; funds from operations; and funds from operations per share, Piedmont’s size is generally positioned near the middle of the peer group, and Piedmont’s 2010 performance was generally in the upper half to upper quartile of the peers.
We apply our compensation policies to all of our named executive officers on the same basis, with differences in compensation opportunities between each of our executive officers reflecting each of the officers’ roles and responsibilities within our Company, as well as market pay practices. Our assessment of market pay is primarily driven by comparing our 2010 pay practices for each of our named executive officers with the 2010 pay practices for their comparable position reflected in the market reference data as follows:

Market Data
Name	Title	Primary Match	Secondary Match
Donald A. Miller	President and CEO	Peer Group—Chief Executive Officer	NAREIT—Chief Executive Officer

Robert E. Bowers	Chief Financial Officer	Peer Group—Chief Financial Officer	NAREIT—Chief Financial Officer

Raymond L. Owens	EVP—Capital Markets	NAREIT—Head of Capital Markets Peer Group—Average 3rd-4th Highest Paid Executive	—

Carroll A. Reddic	EVP—Real Estate Operations	NAREIT—Head of Asset Management Peer Group—Average 3rd-4th Highest Paid Executive	—

Laura P. Moon	Chief Accounting Officer	NAREIT—Chief Accounting Officer	—

In general, our Chief Executive and Chief Financial Officers’ target compensation opportunities were compared to the peer group primarily and NAREIT survey secondarily based on positional match. Our pay practices for our Executive Vice Presidents were compared with the pay practices based on a 50/50 blend of (a) the 3rd-4th most highly compensated individuals (averaged) for the peer group; and (b) NAREIT Survey Data. Because there is not an exact positional match for our Executive Vice Presidents, the Compensation Committee places less emphasis on the market reference data for our Executive Vice Presidents than it does for our other executives. Our Chief Accounting Officer’s target compensation opportunity was compared to the NAREIT survey exclusively based on positional match.
The following compensation elements were considered in the market analysis:

•	annual base salary;

•	total cash compensation—base salary and annual short term incentive (target and actual);

•	long-term incentives—expected value of equity grants made during fiscal year 2010 (where relevant, multi-year performance plan target awards were amortized over the requisite performance period); and

•	total direct compensation—total cash compensation (target and actual) and long-term incentives.
The Compensation Committee noted that executives within the peer group in some cases received significant value in “other” compensation, including perquisites, supplemental retirement benefits, dividends paid on unvested restricted shares, and other special one-time payments. This other compensation was excluded from the analysis as it has not been the Company’s historical practice to pay such items. When other compensation is factored in, the competitiveness of Piedmont's pay program declines relative to the twelve peer companies presented above. Additionally, as a result of this observation, the Compensation Committee also determined to begin accruing dividend equivalent rights on unvested restricted shares beginning in the third quarter of 2011. Such dividend equivalent rights will be paid simultaneous with the vesting of each respective outstanding stock award.

The below chart details the competitive positioning of Piedmont’s 2010 executive pay relative to the market median for 2010:

Piedmont Compensation vs Market Median
			Total Cash Compensation		Long-Term Incentive Compensation		Total Direct Compensation
Name	Title	Base Salary	Target	Actual	Target	Actual	Target	Actual

Donald A. Miller	President and CEO	●	ê	ê	é	é	é	●

Robert E. Bowers	Chief Financial Officer	●	●	●	é	é	●	●

Laura P. Moon	Chief Accounting Officer	●	●	●	é	é	●	é

Raymond L. Owens	EVP—Capital Markets	ê	ê	ê	ê	●	ê	ê

Carroll A. Reddic	EVP—Real Estate Operations	ê	ê	ê	ê	ê	ê	ê
________________________
é >10% above Median
● ± 10% around the Median
ê > 10% below the Median
Our Chief Executive and Chief Financial Officers’ actual total direct compensation approximates median market practices. Our Executive Vice Presidents’ actual total direct compensation is less than the median relative to their peers due to their lack of positional matches as described above. Our Chief Accounting Officer’s actual total direct compensation was above the median for 2010 due to the long-term incentive awards that she received in 2010. As a result, the Compensation Committee reduced her long-term incentive target beginning with the 2010 performance period so that her total direct target compensation approximates market pay conditions for her position.
In addition to considering market reference data set forth above in making decisions about our named executive officers’ compensation opportunities and actual compensation to be paid, the Compensation Committee considers other factors such as each executive officer’s experience, scope of responsibilities, performance and prospects; internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance and prospects; and individual performance of each named executive officer during their tenure with Piedmont.
The Compensation Committee noted that for our top four NEO's whose pay was assessed relative to the specific peer group practices, the analysis indicated that in aggregate the Total Direct Compensation provided to our executives was at the 39th percentile. When assessed as a percentage of total capitalization, assets, funds from operation and net operating income relative to the peer group, Total Direct Compensation for the four highest paid executives ranged from the 13th to the 32nd percentile.
Summary of Employment Agreements with our Named Executive Officers
We are currently party to employment agreements with each of our named executive officers. These agreements were originally put in place in 2007 and automatically renewed during 2009, 2010, and 2011. In 2011 we modified the Chief Executive Officer's maximum potential annual short-term cash incentive opportunity set forth in his employment agreement to 200% from 175% beginning in 2012. Base salaries and target short-term cash incentive compensation (expressed as a percentage of their base salary) for the named executive officers for 2011 were as follows:

	Annual Base Salary	Annual Short-Term Cash Incentive Compensation as a % of Base Salary
Name and Position		Threshold	Target	Maximum
Donald A. Miller, CFA	$674,000	50%	100%	175%
Chief Executive Officer
Robert E. Bowers	$410,000	40%	80%	120%
Chief Financial Officer
Laura P. Moon	$213,494	25%	50%	75%
SVP and Chief Accounting Officer
Raymond L. Owens	$240,640	35%	70%	105%
EVP—Capital Markets
Carroll A. Reddic, IV	$243,200	35%	70%	105%
EVP—Real Estate Operations
Term. The named executive officer employment agreements were effective in 2007. The initial employment periods ended on December 31, 2009 and were automatically extended for one year. The agreements continue to renew for successive one-year periods, unless either party gives 90 days written notice prior to the end of the renewal term or his or her employment otherwise terminates in accordance with the terms of the agreement.
Executive Clawback Provisions. If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Miller and Bowers and Ms. Moon’s agreements contain provisions that provide for the executives to reimburse us, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, for any incentive-based (whether cash or equity-based) compensation received by the executives from us during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement. In addition, each executive will reimburse us for any profits realized from the sale of our securities during that 12-month period.
Severance. Each of our named executive officers is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “Potential Payments Upon Termination or Change of Control.” Our Compensation Committee believes that the negotiation of these severance payments was an important factor in attracting the named executive officers to join us in 2007. The employment agreements with our named executive officers do not provide for tax “gross ups” in the event such payments are made.
Benefits. The named executive officers participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability, long-term care and life insurance, and our 401(k) plan that are generally available to the rest of our employees. We do not have any special benefits or retirement plans for our named executive officers other than an annual physical for our Chief Executive Officer.
Elements of 2011 Executive Compensation
The following is a discussion of the base salary, short-term cash incentive compensation and long-term equity compensation that we paid to the named executive officers for 2011.
Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the short-term cash incentive compensation because each named executive officer’s target opportunity is expressed as a percentage of base salary. The following items are generally considered by the Compensation Committee when determining base salary annual increases, however no particular weight is assigned to an individual item:

•	market data provided by the compensation consultant;

•	comparability to compensation practices of other office REITs of similar size;

•	our financial resources;

•	the executive officer’s experience, scope of responsibilities, performance and prospects;

•	internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects;

•	individual performance of each named executive officer during the preceding calendar year.
For 2011, our Compensation Committee determined to increase our Chief Executive Officer's base salary by $50,000 primarily based on performance factors. Our Chief Executive Officer recommended, and the Compensation Committee approved, increases for Mssrs. Owens and Reddic and Ms. Moon in the 1.3% to 3.5% range (commensurate with annual base salary increases awarded to our employees for 2011) based on considerations of individual performance and comparative market data for each named executive officer. No adjustment was made to Mr. Bowers' salary as the competitive analysis indicated his current salary was competitive.
Short-Term Cash Incentive Compensation Plan. The employment agreements described above provide for target cash incentive payments for each of the named executive officers as a percentage of base salary. Under our Short-Term Incentive Compensation Plan (the “STIC Plan”), the actual amounts earned under these employment agreements may be greater or less than target based on performance against the objectives set by the Compensation Committee at the beginning of each year.
Consistent with 2010, there were five measures considered under the 2011 STIC Plan. Four of the measures were based on specific corporate metrics measured on a quantitative basis and the fifth measure, Board Discretion, was considered on a qualitative basis. The Compensation Committee established targets for the metrics at levels that were considered achievable, but not without above average performance. The maximum performance goals are the same for all of our NEOs with the exception of our Chief Executive Officer for whom our Compensation Committee established higher maximum performance goals for each measure to provide additional incentive to our CEO to lead our company to its highest performance. The following table sets forth the minimum, target, and maximum goals for the performance metrics set by the Compensation Committee and the actual performance for the year under the 2011 STIC Plan:

	Performance Goal			Actual Performance	Relative Weighting
Measure	Threshold	Target	Maximum(1)
Adjusted Net Income per share Relative to Budget	$1.32	$1.47	$1.62	$1.53	20%
FFO Performance Relative to Peer Group	25th Percentile	50th Percentile	75th Percentile	27th Percentile	20%
Weighted Average Committed Capital Per Sq. Foot Relative to Budget	$4.58	$4.16	$3.74	$4.43	10%
Total Stockholder Return Relative to Peers	25th Percentile	50th Percentile	75th Percentile	42nd Percentile	25%
Board Discretion/ Individual Performance	Qualitative	Qualitative	Qualitative	Qualitative	25%
________________________

(1)
The maximum goals for our Chief Executive Officer for 2011 were: $1.69 for the Adjusted Net Income metric; 87.5 percentile for the FFO Performance Relative to Peer Group metric; $3.54 for the Weighted Average Committed Capital Per Sq. Foot metric; and 87.5 percentile for the Total Stockholder Return Relative to Peers metric.

Adjusted Net Income (“ANI”) is an internally defined performance metric derived from our annual budget which mirrors the calculation of the widely recognized Funds From Operations (“FFO”) metric that is used in the real estate industry, with the exception that lease termination income and expense are matched to occur in the same period regardless of when such items would be recognized in an FFO calculation.
FFO performance relative to the peer group set forth above (see “Market Reference Data” for a complete description of the peer group) is considered important because a company’s ability to grow FFO from year to year is one indicator of the multiple that will be assigned to our company when an equity analyst values our company’s securities. The target performance level for this metric was equal to the median of the peer group. Additionally, the calculation of the award associated with this particular metric is capped at target if Piedmont’s FFO growth is negative. Brookfield Properties was excluded from the comparison for this metric as they have adopted International Financial Reporting Standards and their FFO calculation is not comparable to Piedmont or the other members of the peer group.
Weighted Average Committed Capital Per Square Foot measures the future capital outlays that our management team has committed to in order to execute leases during the current year. This metric serves as a cross-check to ensure that management does not trade long-term capital expenditures to procure short-term growth in FFO. The target performance level for this metric is based on goals for commitments that are market specific and the weighted average performance goal is a function of the level of actual leasing activity in our respective markets.
TSR Relative to Peers compares our annual TSR (calculated as the difference between beginning and ending stock price for the period and giving effect to dividends paid during the period, expressed as a percentage of beginning stock price) to the TSR of the peer group (see “Market Reference Data” for a complete description of the peer group). The beginning and ending stock prices for the period were based on the average closing price for the last ten trading days of the year and the first ten trading days of the next year. The target performance level for this metric is the 50th percentile of the peer group and payout is capped at target if TSR is negative.
The Board Discretion component is considered important as it allows the Compensation Committee to appropriately reward aspects of the management team’s or individual’s performance that may not be captured through the use of the quantitative metrics.
In February 2012, the Compensation Committee considered the actual performance for the four quantitative performance metrics under the 2011 STIC Plan as shown in the table above, which resulted in the calculated payouts set forth in the table below. The Compensation Committee determined that an approximate 15% reduction to the board discretion component for each executive’s actual STIC award was appropriate so that each executive's actual STIC award would be equivalent to 91.3% of their targeted award to reflect Piedmont's actual total stockholder return for the year ended December 31, 2011 of - 8.7%. The relative weightings, as well as target and actual calculated payouts for each component of the STIC plan for our NEOs in total for 2011 is as follows:

Measure	Relative Weighting	Total Target for all NEOs Combined	Actual Calculated and Board Discretion	Over/(Under) Perform
Adjusted Net Income per share Relative to Budget	20%	$289,487	$351,313	$61,826
FFO Performance Relative to Peer Group	20%	289,487	263,476	(26,011)
Weighted Average Committed Capital Per Sq. Foot Relative to Budget	10%	144,744	96,984	(47,760)
Total Stockholder Return Relative to Peers	25%	361,859	303,961	(57,898)
Board Discretion/ Individual Performance	25%	361,858	305,774	(56,084)
Total		$1,447,435	$1,321,508	$(125,927)
Percentage of Target		100%	91.3%

Further, in March 2012, after: (i) assessing the CEO's performance; (ii) considering the CEO's assessment of each of the other NEO’s performance; and (iii) subjectively assessing each of the NEO's individual contributions during 2011, the Compensation Committee further determined individual awards for each of the NEOs as follows:

Name	2011 Target Annual Incentive ($)	2011 Actual Annual Incentive ($)
Mr. Miller	674,000	615,362
Mr. Bowers	328,000	299,464
Ms. Moon	106,747	97,460
Mr. Owens	168,448	153,793
Mr. Reddic	170,240	155,429
Total	1,447,435	1,321,508
Such awards will be paid to the NEOs on March 30, 2012.
Long-Term Incentive Compensation Plan. The objective of our Long-Term Incentive Compensation Plan (“LTIC Plan”) is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our named executive officers, as well as our broader employee base, to balance long-term company performance with short-term company goals and to foster employee retention.

LTIC awards have typically been granted in the form of restricted stock pursuant to the 2007 Omnibus Incentive Plan approved by our stockholders. The Compensation Committee has determined that, as a REIT, the grant of restricted stock awards is appropriate because our high dividend distribution requirements lead to a significant portion of our total stockholder return being delivered through our dividends. In the future, we anticipate that any additional awards granted will continue to be in the form of restricted stock, although we may consider other equity and cash-based programs to the extent they more effectively meet our program objectives and provide more favorable tax treatment to us or the individual employee. We feel that appropriately designed equity awards, particularly those with future vesting provisions, promote a performance-focused culture and align our employees’ interests with those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us for an extended period of time.
During 2011, the Compensation Committee noted as part of their annual review of market data that executives within Piedmont's peer group in some cases received significant value in “other” compensation, including perquisites, supplemental retirement benefits, dividends paid on unvested restricted shares, and other special one-time payments. It has not been the Company’s historical practice to pay such items; however, when other compensation is factored in, the competitiveness of Piedmont's pay program declines relative to Piedmont's peer group. As a result of this observation, the Compensation Committee determined to begin accruing dividend equivalent rights on unvested restricted shares beginning in the third quarter of 2011. Such dividend equivalent rights will be paid simultaneously with the vesting of each respective outstanding stock award and have been included in the appropriate compensation tables presented herein as required by SEC rules.
Prior to the listing of our common stock in February 2010, our LTIC Plan was in the form of an annual restricted stock award; however, beginning with the 2010 performance period, half of our NEOs' restricted stock opportunities were replaced with a multi-year performance share program as further described below.
Performance Share Program. Half of our NEOs’ LTIC opportunities relate to a multi-year performance share compensation program (the “Performance Share Program”). The purpose of the Performance Share Program is to motivate and reward long term performance. Participants are provided with the opportunity to earn shares of Piedmont stock based on our TSR performance relative to the peer group over a three-year performance period. Participants have a defined target award expressed as a number of shares. The target number of shares established for each participant may be earned if Piedmont’s TSR is at the median of the peer group, up to 200% of target may be earned if Piedmont’s TSR is at or above the 75th percentile of the peer group, and up to 50% of target may be earned if Piedmont’s TSR at the 25th percentile of the peer group. No shares are earned if Piedmont’s TSR is below the 25th percentile. If our return is between the 25th and 75th percentile, the payout will adjust on a straight-line basis. Performance cycles overlap, with a new three-year performance cycle beginning each year. Awards vest immediately upon issuance. A grant date for this portion of the award is established when the Compensation Committee and the Board of Directors approve the multi-year plan. In accordance with SEC rules, the grant date fair value of the portion of the award related to the TSR three-year performance period is included in the Summary Compensation Table in the calendar year in which the grant date is established. For the range of shares that could be earned by each NEO for the 2011-13 performance period, see the Grants of Plan Based Awards Table.
Annual Restricted Stock Grant. The other half of our NEOs' LTIC is comprised of an annual restricted stock grant opportunity, as determined by the Compensation Committee, that considers four performance measures. The performance targets that the Compensation Committee established for the quantitative metrics were considered achievable, but not without above average performance. While such measures establish a framework for the Compensation Committee to evaluate performance, the pool of shares available to be granted is ultimately established by the Compensation Committee in its sole discretion irrespective of actual performance. As such, a grant date for accounting purposes is not established until the Compensation Committee has reviewed the company's actual performance against the metrics and exercised its discretion to determine the pool of shares to be awarded. This process normally occurs during the calendar year following the performance period after year-end audit results and peer data are available. In accordance with SEC rules, therefore, the restricted stock granted pursuant to this component of our LTIC plan is included in the Summary Compensation Table in the calendar year of the grant, which is subsequent to the performance period. The following table sets forth the target goals for each of the quantitative measures and weights assigned to each measure as well as the actual results for each performance measure for the restricted stock grant that was awarded in 2011 based on 2010 performance (dollars in millions except for per share amounts):

	Goal
Measure	Threshold	Target	Maximum	Actual	Weight
Actual Adjusted Net Income(1) Relative to Budget (per share )	$1.45	$1.61	$1.77	$1.62	25%
Actual Adjusted Funds From Operations Before Capital Expenditures(1) Relative to Budget (in millions)	$242.0	$268.9	$295.8	$274.8	25%
Actual General and Administrative Expense(1) Relative to Budget (in millions)	$30.0	$27.2	$24.5	$28.3	25%
Board Discretion/Individual Performance	Qualitative	Qualitative	Qualitative	Qualitative	25%
 ________________________

(1)	Before the accounting impact of the transition to the new multi-year performance share component of the 2010 LTIC.
Adjusted Net Income (“ANI”) is an internally defined performance metric derived from Piedmont’s annual budget which mirrors the calculation of the widely recognized Funds From Operations (“FFO”) metric that is used in the real estate industry with the exception that certain non-recurring items such as lease termination income and expense are matched to occur in the same period regardless of when such items would be recognized in an FFO calculation.
Actual Adjusted Funds from Operations Before Capital Expenditures vs Budget is important because it more closely mirrors the actual cash flow generated by the company in that it removes certain non-cash revenue and expense items such as the effect of straight-line rents which are not adjusted when computing FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT").
Actual General and Administrative Expense vs. Budget is considered important because it measures how efficiently we manage our controllable overhead expenses such as labor, professional services, and stockholder communication expenses, among others.
The actual number of shares that each individual NEO was eligible to earn was determined by the Compensation Committee after considering the calculated number of shares that each NEO had earned based on actual performance against the performance measures outlined above. The calculated number of shares for each NEO was determined by increasing or decreasing each NEO's targeted number of shares based on established increments relative to performance measures. For example, every 1% variance in performance results in a 5% increase or decrease in the targeted number of shares within an established threshold and maximum. Each individual NEO's targeted number of shares was established by the Compensation Committee based on recommendations from our compensation consultant regarding comparability with awards to officers of our peer group of office REITs as well as taking into consideration each officer’s salary and experience level.
The Board Discretion component allows the Compensation Committee to appropriately recognize aspects of the management team’s or individual’s performance that may not be captured through the use of the quantitative metrics. For the 2010 restricted stock grant opportunity, the board determined to award the targeted amount associated with the BOD discretion component and not to make any adjustment to the calculated award for each NEO primarily due to the Piedmont's strong relative TSR performance for its initial year as a publicly traded company.
On April 5, 2011 the Compensation Committee granted equity awards pursuant to our LTIC Plan for the 2010 service period in the form of restricted stock in accordance with the terms of the 2007 Omnibus Incentive Plan described above. See “Grants of Plan Based Awards” table below for information on the number of shares of restricted stock granted to each of the named executive officers during 2011. Of the awards granted, 25% vested immediately, while the remaining 75% vests ratably over the next three years on the grant anniversary date.
Stock Ownership Guidelines
Our board has established stock ownership guidelines whereby our named executive officers are required to own stock equal to the lesser of shares with a value equal to a specified multiple of their base salary or a specific number of shares as follows:

	Lesser Of:
	Multiple of Salary	Shares of Stock
Chief Executive Officer	5x	195,000
Chief Financial Officer	3x	75,000
EVP—Capital Markets	2x	30,000
EVP—Real Estate Operations	2x	30,000
Chief Accounting Officer	2x	19,500
Executives are required to achieve their ownership requirement by year end 2014 and are required to hold 60% of the shares they are granted pursuant to our LTIC plan, net of taxes, until meeting their ownership requirement.
In addition, each member of our Board of Directors is required to own the lesser of 8,750 shares or $200,000 (4x their annual cash retainer). All of our directors currently meet this requirement, with the exception of Mr. Milnes, who joined our board in December of 2011 and who will have until year end 2015 to meet the requirement.
The Impact of Regulatory Requirements on Compensation
Section 162(m) of the Code limits to $1 million a publicly held company’s tax deduction each year for compensation to any “covered employee,” except for certain qualifying “performance-based compensation.” Although to date our compensation has complied with Section 162(m), as long as we qualify as a REIT we do not pay taxes at the corporate level; therefore, we believe any potential future loss of deductibility of compensation which may occur would not have a significant adverse impact on us.
To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.
Although we and the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

2011 Executive Compensation Tables
The following table sets forth information concerning the compensation earned during the three years ended December 31, 2011 by our named executive officers.
SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Donald A. Miller, CFA	2011	674,000	1,833,368	(1) (2) (4)	615,362	(3)	16,716	(7)	3,139,446
Chief Executive Officer and	2010	624,000	3,583,001	(1)(5)	769,202		16,716		4,992,919
President	2009	624,000	1,377,208	(6)	607,339		16,716		2,625,263

Robert E. Bowers	2011	410,000	736,619	(1) (2) (4)	299,464	(3)	22,216	(7)	1,468,299
Chief Financial Officer, Executive Vice President and Treasurer	2010	410,000	1,511,263	(1)(5)	415,904		22,216		2,359,383
	2009	410,000	550,886	(6)	311,764		22,216		1,294,866

Laura P. Moon	2011	213,494	161,057	(1) (2) (4)	97,460	(3)	16,716	(7)	488,727
Senior Vice President and Chief Accounting Officer	2010	209,000	384,407	(1)(5)	126,134		16,716		736,257
	2009	209,000	157,398	(6)	99,327		16,716		482,441

Raymond L. Owens	2011	240,640	263,116	(1) (2) (4)	153,793	(3)	22,216	(7)	679,765
Executive Vice President—Capital Markets	2010	235,000	541,340	(1)(5)	198,555		22,216		997,111
	2009	235,000	196,744	(6)	156,357		16,716		604,817

Carroll A. Reddic, IV	2011	243,200	261,525	(1) (2) (4)	155,429	(3)	16,716	(7)	676,870
Executive Vice President—	2010	237,500	506,642	(1)(5)	200,668		16,716		961,526
Real Estate Operations	2009	237,500	196,744	(6)	158,021		16,716		608,981
________________________

(1)
The amount of the 2011 and 2010 stock awards include the aggregate grant date fair value of the Performance Share Program (which replaced half of our NEOs previous restricted stock opportunity beginning in 2010), even though there is no guarantee that any amounts will ultimately be earned by and paid to the executive. The 2009 stock awards did not include a similar performance share program component.

(2)
Includes amounts related to the 2011 change in policy, which now provides for payment of dividend equivalent rights on unvested shares, as further described in "Compensation Disclosure and Analysis" above. Such amounts were calculated based on the total amount of future dividend equivalent rights anticipated to be paid on all unvested shares related to stock awards granted during 2009, 2010, and 2011.

(3)	Represents payments made in March 2012 under our STIC Plan for the service year ended December 31, 2011.

(4)
Represents the aggregate grant date fair value of awards under the 2011-13 Performance Share Program and the restricted stock awards granted in 2011 for 2010 performance, both under our LTIC program. Values are estimated as the total expense associated with each grant to be recognized for financial statement reporting purposes over the respective service period associated with each grant calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Share-Based Payments. Pursuant to SEC rules the values are not reduced by an estimate for the probability of forfeiture. The aggregate grant date fair value of the 2010 annual restricted stock award granted in 2011 was based on the closing price of our common stock on the April 5, 2011 grant date of $19.40 per share. The aggregate grant date fair value of the 2011 Performance Share Program was based on an estimated fair value per share as of the grant date of $18.27 per share utilizing a Monte Carlo valuation model that models the plan’s potential payoff depending on Piedmont’s and its peer group’s future stock price movements. The value of the 2011-13 Performance Share Program award at the grant date assuming the highest level of performance conditions were achieved would have been (in 000’s): Miller - $1,750; Bowers - $700; Moon - $150; Owens - $250; and Reddic - $250.

(5)
Represents the aggregate grant date fair value of awards under the 2010-12 Performance Share Program and two restricted stock awards granted in 2010. One of the stock awards was granted in 2010 for 2009 performance and the other stock award was a special one time stock award granted in 2010 in recognition of certain employees' efforts related to our 2010 listing and concurrent offering of our common stock. Values are estimated as the total expense associated with each grant to be recognized for financial statement reporting purposes over the respective service period associated with each grant calculated in accordance with ASC Topic 718. Pursuant to SEC rules the values are not reduced by an estimate for the probability of forfeiture. The aggregate grant date fair value of the 2009 annual restricted stock award granted in 2010 and the special IPO Award granted during 2010 were both based on the closing price of our common stock on the May 24, 2010 grant date of $18.71 per share reduced by the present value of dividends foregone on the unvested portion of the shares discounted at the appropriate risk-free interest rate. The aggregate grant date fair value of the 2010 Performance Share Program put in place in 2010 is based on an estimated fair value per share as of the grant date of $28.44 per share which was estimated utilizing a Monte Carlo valuation model that models the plan’s potential payoff depending on Piedmont’s and its peer group’s future stock price movements. The value of the 2010-12 Performance Share Program award at the grant date assuming the highest level of performance conditions were achieved would have been $39.60 per share, or the following amounts (in 000’s): Miller - $2,625; Bowers - $1,050; Moon - $225; Owens - $375; and Reddic - $375.

(6)
Represents the aggregate grant date fair value of restricted stock awards granted during 2009 for 2008 performance estimated as the total expense expected to be recognized for financial statement reporting purposes over the respective service period calculated in accordance with ASC Topic 718. Pursuant to SEC rules the value is not reduced by an estimate for the probability of forfeiture. As our stock was not traded during 2009, we estimated the fair value as of the grant date based on the estimated net asset value per share price of $22.20 per share.

(7)	All other compensation for 2011 was comprised of the following:

Name and Principal Position	Matching Contributions to 401(k) ($)	Premium for Company Paid Life Insurance ($)	Total Other Compensation ($)
Donald A. Miller, CFA	16,500	216	16,716
Robert E. Bowers	22,000	216	22,216
Laura P. Moon	16,500	216	16,716
Raymond L. Owens	22,000	216	22,216
Carroll A. Reddic, IV	16,500	216	16,716
The above benefits were paid pursuant to the same benefit plans offered to all of our employees.

Plan-Based Awards
The table below sets forth: (1) the threshold, target, and maximum of our 2011 STIC plan and of the Performance Share Component of our 2011-13 LTIC plan, and (2) the actual shares that were granted in 2011 pursuant to the Restricted Stock Component of our 2010 LTIC Plan.

GRANTS OF PLAN-BASED AWARDS FOR 2011

	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards:
		Threshold	Target	Maximum	Threshold (Number of Shares)	Target (Number of Shares)	Maximum (Number of Shares)		Number of Shares of Stock		Grant Date Fair Value of Stock Awards
Donald A. Miller, CFA
2011 STIC Plan		$337,000	$674,000	$1,179,500
2011 LTIC Plan—2011-13 Performance Share Component	April 5, 2011				22,552	45,103	90,206	(2)			$824,033
2010 LTIC Plan—Restricted Stock Component	April 5, 2011								44,492	(3)	$863,145
Robert E. Bowers
2011 STIC Plan		$164,000	$328,000	$492,000
2011 LTIC Plan—2011-13 Performance Share Component	April 5, 2011				9,021	18,041	36,082	(2)			$329,613
2010 LTIC Plan—Restricted Stock Component	April 5, 2011								17,792	(3)	$345,165
Laura P. Moon
2011 STIC Plan		$53,374	$106,747	$160,121
2011 LTIC Plan—2011-13 Performance Share Component	April 5, 2011				1,933	3,866	7,732	(2)			$70,631
2010 LTIC Plan—Restricted Stock Component	April 5, 2011								3,812	(3)	$73,953
Raymond L. Owens
2011 STIC Plan		$84,224	$168,448	$252,672
2011 LTIC Plan—2011-13 Performance Share Component	April 5, 2011				3,222	6,443	12,887	(2)			$117,719
2010 LTIC Plan—Restricted Stock Component	April 5, 2011								6,356	(3)	$123,306
Carroll A. Reddic, IV
2011 STIC Plan		$85,120	$170,240	$255,360
2011 LTIC Plan—2011-13 Performance Share Component	April 5, 2011				3,222	6,443	12,887	(2)			$117,719
2010 LTIC Plan—Restricted Stock Component	April 5, 2011								6,356	(3)	$123,306
________________________

(1)
Represents cash payout opportunity for 2011 under the STIC Plan. The amounts actually earned for 2011 are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)	Represents shares associated with payout opportunity under the 2011-13 Performance Share Component of the 2011 LTIC Plan. Any amounts earned will be granted in the form of restricted stock in 2014.

(3)	Represents shares awarded in 2011 pursuant to the Restricted Stock Component of the 2010 LTIC Plan (year ended December 31, 2010 performance period).

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity incentive plan awards that had not been earned or vested as of December 31, 2011 as well as unvested time-based stock awards held by our named executive officers as of December 31,

2011. All market values were determined by multiplying the number of shares of stock that have not vested or the number of unearned unvested shares by the closing price of our common stock on December 30, 2011 and adding the value of any unvested dividend equivalent rights as of December 31, 2011. All equity incentive programs were established pursuant to the 2007 Omnibus Incentive Plan and no options to purchase shares of our common stock have ever been awarded or granted to our named executive officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011

	LTIC Stock Awards
	Restricted Stock Component		Performance Share Component
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
Donald A. Miller, CFA:
May 6, 2009 award(1)	16,924	$299,047
May 11, 2010 plan award(2)			68,052	$1,202,479
May 24, 2010 award(3)	14,253	$251,851
May 24, 2010 award(1)	40,086	$708,320
April 5, 2011 plan award (4)			37,887	$669,463
April 5, 2011 plan award (1)	33,369	$589,630
Total	104,632	$1,848,848	105,939	$1,871,942
Robert E. Bowers
May 6, 2009 award(1)	6,770	$119,626
May 11, 2010 plan award(2)			27,221	$480,995
May 24, 2010 award(3)	8,908	$157,404
May 24, 2010 award(1)	16,034	$283,321
April 5, 2011 plan award (4)			15,155	$267,789
April 5, 2011 plan award (1)	13,344	$235,788
Total	45,056	$796,139	42,376	$748,784
Laura P. Moon
May 6, 2009 award(1)	1,934	$34,174
May 11, 2010 plan award(2)			5,833	$103,069
May 24, 2010 award(3)	2,494	$44,069
May 24, 2010 award(1)	4,810	$84,993
April 5, 2011 plan award (4)			3,247	$57,374
April 5, 2011 award(1)	2,859	$50,519
Total	12,097	$213,755	9,080	$160,443
Raymond L. Owens
May 6, 2009 award(1)	2,418	$42,726
May 11, 2010 plan award(2)			9,722	$171,788
May 24, 2010 award(3)	2,851	$50,377
May 24, 2010 award(1)	6,013	$106,250
April 5, 2011 plan award (4)			5,412	$95,630
April 5, 2011 award(1)	4,767	$84,233
Total	16,049	$283,586	15,134	$267,418
Carroll A. Reddic, IV
May 6, 2009 award(1)	2,418	$42,726
May 11, 2010 plan award(2)			9,722	$171,788
May 24, 2010 award(3)	1,425	$25,180
May 24, 2010 award(1)	6,013	$106,250
April 5, 2011 plan award (4)			5,412	$95,630
April 5, 2011 award(1)	4,767	$84,233
Total	14,623	$258,389	15,134	$267,418
________________________

(1)	Awards vest 25% immediately upon grant with the remaining 75% vesting 25% per year on the anniversary of the grant date.

(2)
Award represents the Performance Share Program component of the 2010 LTIC Plan which replaced half of our NEOs' previous restricted stock opportunities beginning in 2010. Awards may be increased up to 200% or decreased to zero depending on Piedmont’s TSR performance. One-sixth of the award is eligible to be earned based on Piedmont’s 2010 TSR performance; up to 50% of the award, cumulatively can be earned based on Piedmont’s two year TSR performance; and up to 100% of the award, cumulatively, can be earned based on Piedmont’s three year TSR performance. Shares included in the table represent the shares available for award as of December 31, 2011 based on Piedmont's actual relative (59th percentile) cumulative TSR performance for the period February 10, 2010 to December 31, 2011. Actual awards to be paid to NEOs are determined during the calendar year following each interim performance period in the three-year performance period and any shares awarded will vest immediately upon issuance.

(3)	Awards vest 33.33% per year on the anniversary of the grant date.

(4)
Award represents the Performance Share Program component of the 2011 LTIC Plan which replaced half of our NEOs' previous restricted stock opportunities beginning in 2010. Awards may be increased up to 200% or decreased to zero depending on Piedmont’s TSR performance over the three years ending December 31, 2013. Shares included in the table represent the shares available for award as of December 31, 2011 based on Piedmont's actual relative (42nd percentile) TSR performance for the year ended December 31, 2011. Actual awards to be paid to NEOs will be determined during the calendar year following the three-year performance period and any shares awarded will vest immediately upon issuance.

(5)
Market value of unearned shares is based on Piedmont's closing stock price as of December 30, 2011 of $17.04 per share, plus $.63 per share of dividend equivalent rights that vest upon vesting of the underlying shares.

Stock Vested
The following table provides information regarding the actual number of shares vested for each of our named executive officers during the year ended December 31, 2011. No options to purchase shares of our common stock have ever been awarded or granted to our named executive officers.
STOCK VESTED FOR 2011

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting(1)
Donald A. Miller, CFA	89,270	$1,754,082
Robert E. Bowers	36,628	$720,351
Laura P. Moon	9,793	$192,903
Raymond L. Owens	13,128	$258,180
Carroll A. Reddic, IV	12,607	$247,644
________________________

(1)	Value realized on vesting is calculated based on the number of shares vesting on each vesting date during 2011 multiplied by the closing price of our common stock on the respective vesting date.
Potential Payments upon Termination or Change of Control
The employment agreements with our named executive officers provide that upon termination of employment either by us without “cause” or by the executive for “good reason” (each as generally defined below), the executive will be entitled to the following severance payments and benefits:

•	With respect to Messrs. Miller and Bowers:

•
any unpaid annual salary that has accrued, payment for unused vacation, any earned but unpaid annual bonus for the previous year, unreimbursed expenses, and any rights granted the executive pursuant to our 2007 Omnibus Incentive Plan (all of which we collectively refer to as “Accrued Benefits”);

•
a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to two times the sum of (1) his annual salary then in effect, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	two years of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens, and Ms. Moon:

•	any Accrued Benefits;

•
a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to the sum of (1) the executive’s annual salary then in effect, and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.
Pursuant to the employment agreements, “cause” means any of the following:

•
any material act or material omission by the executive which constitutes intentional misconduct in connection with the our business or relating to the executive’s duties or a willful violation of law in connection with our or relating to the executive’s duties;

•	an act of fraud, conversion, misappropriation or embezzlement by the executive of our assets or business or assets in our possession or control;

•
conviction of, indictment for or entering a guilty plea or plea of no contest with respect to a felony, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment;

•	any act of dishonesty committed by the executive in connection with our business or relating to the executive’s duties;

•	the willful neglect of material duties of the executive or gross misconduct by the executive;

•
the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the board of directors’ good faith determination, materially interferes with the performance of the executive’s duties;

•
any other failure (other than any failure resulting from incapacity due to physical or mental illness) by the executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant; or

•
any breach of the affirmative covenants made by the executive under the agreement; any of which continues without cure, if curable, reasonably satisfactory to the board of directors within ten days following written notice from us (except in the case of a willful failure to perform his or her duties or a willful breach, which shall require no notice or allow no such cure right).

Subject to certain cure rights available to us, “good reason” shall be present where the executive gives notice to the board of directors of his or her voluntary resignation following either:

•	our failure to pay or cause to be paid the executive’s base salary or annual bonus when due;

•	a material diminution in the executive’s status, including, title, position, duties, authority or responsibility;

•
a material adverse change in the criteria to be applied with respect to the executive’s target annual bonus for the current fiscal year as compared to the prior fiscal year (unless executive has consented to such criteria);

•	the relocation of our executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of the executive;

•	our failure to provide the executive with awards under the 2007 Omnibus Incentive Plan that are reasonably and generally comparable to awards granted to our other executive officers under the plan;

•	the occurrence of a change of control of the company; or

•	solely with respect to Mr. Miller, the failure of the board of directors (or its Nominating and Corporate Governance Committee) to nominate Mr. Miller to the board of directors.
If we notify the executive that we are not renewing the initial term of the employment agreement, or any renewal term, and the executive’s employment thereafter terminates as a result of the expiration of the term, the executive is entitled to receive the following severance payments and benefits:

•	With respect to Mr. Miller and Mr. Bowers:

•	Any Accrued Benefits;

•	a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by him, an amount equal to two times the sum of (1) his annual salary, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens, and Ms. Moon, the same payments and benefits that would be payable upon a termination by us without “cause” or by the executive with “good reason”.
If the executive notifies us that he or she is not renewing the initial term of the employment agreement, or any renewal term, he or she is not entitled to receive any severance pay or benefits. If he or she continues to be employed by us after either of us give 90 days prior written notice of non-renewal, his or her employment will be “at-will,” and the agreement will terminate, except for certain surviving provisions.
If the executive’s employment terminates upon his or her death or “disability” (which is defined in the agreements to mean physical or mental incapacity whereby the executive is unable with or without reasonable accommodation for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform the essential functions of the executive’s duties) the following will occur:

•	With respect to Mr. Miller and Mr. Bowers:

•	his estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•
any grants made to the executive that are subject to a time-based vesting condition shall become vested and the number of any unvested Performance Share Program awards earned shall vest on a pro-rated basis considering the number of service months worked as compared to the total service months of the plan;

•
his estate or legal representative, upon execution of a release, is entitled to an amount equal to two times the sum of (1) his annual salary then in effect and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens and Ms. Moon:

•	his or her estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•
any grants made to the executive that are subject to a time-based vesting condition shall become vested and the number of any unvested Performance Share Program awards earned shall vest on a pro-rated basis considering the number of service months worked as compared to the total service months of the plan;

•
his or her estate or legal representative, upon execution of a release, is entitled to an amount equal to the sum of (1) the executive’s annual salary then in effect and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.
Under the employment agreements, if an executive resigns without good reason (which includes retirement), or if we terminate an executive for cause, then such executive is only entitled to receive his or her Accrued Benefits.
In the event of a termination of employment resulting from a change-in-control event, the employment agreement with each of our named executive officers provides that such termination will be deemed a termination by the executive for “good reason,” and any previously issued equity grants subject to time-based vesting conditions as well as the number of any unvested Performance Share Program awards earned on a pro-rated basis considering the number of service months worked as compared to the total service months of the plan will immediately become vested. The employment agreements do not provide for tax “gross ups” in the event such payments are made.
The following table summarizes the potential cash payments and estimated equivalent cash value of benefits that would be payable to the named executive officers under the terms of their employment agreements described above upon termination of those agreements under the various scenarios listed below, assuming the event occurred on December 31, 2011:

Name	Without Cause/ For Good Reason ($)	Change-in-Control (Termination Without Cause/ For Good Reason) ($)	Non-renewal by Us of Initial or Subsequent Term ($)	Death/ Disability ($)
Donald A. Miller, CFA(1)	5,125,577	5,125,577	5,088,958	5,088,958
Robert E. Bowers(2)	2,588,539	2,588,539	2,551,921	2,551,921
Laura P. Moon(3)	620,749	620,749	620,749	620,749
Raymond L. Owens(4)	813,286	813,286	813,286	813,286
Carroll A. Reddic, IV(5)	788,136	788,136	788,136	788,136
________________________

(1)	Includes $2,350,480 representing the value of unvested equity awards that would vest upon each triggering event.

(2)	Includes $994,778 representing the value of unvested equity awards that would vest upon each triggering event.

(3)	Includes $254,785 representing the value of unvested equity awards that would vest upon each triggering event.

(4)	Includes $354,545 representing the value of unvested equity awards that would vest upon each triggering event.

(5)	Includes $330,249 representing the value of unvested equity awards that would vest upon each triggering event.
The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	distribution of balances under our 401(k) plan;

•	life insurance proceeds in the event of death; and

•	disability insurance payouts in the event of disability.
Compensation of Directors
We pay our non-employee directors a combination of cash and equity compensation for serving on the board of directors.

Cash Compensation
As compensation for serving on the board of directors, we pay each of our non-employee directors an annual retainer of $50,000 and we pay our chairman of the board an additional $65,000 annually. Additionally, we also pay annual retainers to our committee chairmen in the following amounts:

•	$10,000 to the chairman of the Audit Committee;

•	$7,500 to the chairman of the Compensation Committee; and

•	$5,000 to the chairman of each of our other committees.
In addition, we pay our non-employee directors for attending board and committee meetings as follows:

•	$1,500 per regularly scheduled board meeting attended;

•
$1,500 per committee meeting attended (except that members of the Audit Committee will be paid $2,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. We do not provide any perquisites to our directors.
Annual Non-Employee Director Equity Awards
On April 5, 2011, the board of directors approved an annual equity award pursuant to the 2007 Omnibus Incentive Plan for each of the non-employee directors of $50,000 payable in the form of 2,577 shares of our common stock. The annual equity awards were determined based on the advice and recommendation of our compensation consultant after considering the peer group described in the Compensation Discussion and Analysis.

The following table sets forth information regarding the compensation that we paid to our non-employee directors during the year ended December 31, 2011. Mr. Miller did not receive any additional compensation for his service as director in 2011.
DIRECTOR COMPENSATION FOR 2011

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Michael R. Buchanan	68,500	50,000	—	118,500
Wesley E. Cantrell	70,000	50,000	—	120,000
William H. Keogler, Jr.	69,000	50,000	—	119,000
Frank C. McDowell	65,000	50,000	—	115,000
Raymond G. Milnes, Jr.(2)	—	50,000	—	50,000
Donald S. Moss	77,250	50,000	—	127,250
Jeffrey L. Swope	65,000	50,000	—	115,000
W. Wayne Woody	144,000	50,000	—	194,000
________________________

(1)
Amount represents the grant date fair value for financial statement reporting purposes in accordance with FASB ASC Topic 718 and is based on the closing price of our common stock on April 5, 2011 of $19.40 per share. As of December 31, 2011, our non-employee directors owned the following vested options: Mr. Buchanan, 2,166; Mr. Keogler, 1,667; Mr. Moss, 1,667; and Mr. Woody, 1,833.  Messrs. Cantrell, McDowell, Milnes, and Swope did not own any vested options. None of our non-employee directors held any unvested stock as of December 31, 2011.

(2)	Mr. Milnes was appointed effective December 14, 2011; therefore, he did not receive any cash fees in 2011.

EQUITY COMPENSATION PLAN INFORMATION
Prior to the adoption of the 2007 Omnibus Incentive Plan, we were subject to the 2000 Independent Director Stock Option Plan (the “Director Option Plan”). During 2007, our board of directors suspended the Director Option Plan; however, outstanding awards continued to be governed by the terms of the Director Option Plan. The following table summarizes outstanding director options as well as shares remaining for future issuance under the 2007 Omnibus Incentive Plan as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	7,333	$36.00	3,334,747
Equity compensation plans not approved by security holders	—	—	—
Total	7,333	$36.00	3,334,747

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in this 2011 proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2011.
The Compensation Committee:
Donald S. Moss
Wesley E. Cantrell

Frank C. McDowell
Jeffrey L. Swope
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or Compensation Committee of another entity that has one or more executive officers serving on our board of directors.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

To address potential risk to our stockholders our Compensation Committee designed our compensation programs with the following characteristics:

•
the Compensation Committee of the Board of Directors has discretion to reduce any award that is earned based on achievement of performance goals. If the Compensation Committee believes that any of the targets set forth in the compensation plans has been achieved in a manner that is not consistent with the long-term best interests of the Company’s stockholders, or believes that the overall compensation to be paid under the terms of the plan is not appropriate for any reason, the Compensation Committee may adjust down the calculated compensation associated with that plan accordingly;

•	oversight of programs (or components of programs) by a broad-based group of individuals, including human resources, finance, internal audit, and a third-party compensation consultant;

•
a mix of compensation elements that provide focus on both short- and long-term goals as well as cash and equity-based compensation so as not to inappropriately emphasize one measure of our performance;

•	caps on the maximum payouts available under certain incentive programs, including both short and long-term incentive plans;

•	performance goals within incentive programs that reference reportable, broad-based financial metrics;

•
setting performance goals that are intended to be challenging yet provide employees a reasonable opportunity to reach the threshold amount, while requiring meaningful performance to reach the target level and substantial performance to reach the maximum level;

•	equity compensation awards that may be earned or vest over a number of years ensuring that our executives’ interests align with those of our stockholders over the long term; and

•	stock ownership guidelines that require our executive officers and directors to accumulate and maintain a significant ownership interest in the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Ethics, which is posted on our Web site at www.piedmontreit.com, prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. Our Audit and Nominating and Corporate Governance Committees review any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, these committees ensure that all such transactions are approved by a majority of the board of directors (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures. There were no transactions in 2011 that would require disclosure under Item 404(a) of Regulation S-K.

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of January 31, 2012. Except as described below, each stockholder has sole investment and dispositive power over such shares.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage
Michael R. Buchanan (2)	19,183	*
Wesley E. Cantrell	16,894	*
William H. Keogler, Jr. (3)	44,835	*
Frank C. McDowell	16,262	*
Raymond G. Milnes, Jr.	2,157	*
Donald S. Moss (3)	45,083	*
Jeffrey L. Swope	9,170	*
W. Wayne Woody (4)	15,849	*
Donald A. Miller, CFA	161,664	*
Robert E. Bowers	62,347	*
Laura P. Moon	21,568	*
Raymond L. Owens	37,418	*
Carroll A. Reddic	25,514	*
Invesco Ltd. (5)	10,858,321	6.3%
The Vanguard Group, Inc (6)	16,539,791	9.6%
Vanguard Specialized Funds (7)	9,578,090	5.5%
All executive officers and directors as a group (16 persons)	531,047	0.3%
________________________

*	Less than 1% of the outstanding common stock.

(1)
The address of each of the stockholders listed, other than the Vanguard Group, Inc. and Invesco Ltd., is c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.

(2)	Includes options to purchase up to 2,166 shares of common stock, which are exercisable within 60 days of January 31, 2012.

(3)	Includes options to purchase up to 1,667 shares of common stock, which are exercisable within 60 days of January 31, 2012.

(4)	Includes options to purchase up to 1,833 shares of common stock, which are exercisable within 60 days of January 31, 2012.

(5)
According to the Schedule 13G filed on February 14, 2012, (a) Invesco Advisers, Inc. has sole voting power over 3,403,098 shares, shared voting power over 35,868 shares, sole dispositive power over 10,817,997 shares and shared dispositive power over 25,066 shares; (b) Invesco PowerShares Capital Management has sole voting power and sole dispositive power over 14,746 shares; (c) Invesco PowerShares Capital Management Ireland Ltd. has sole voting power and sole dispositive power over 430 shares; and (d) Invesco National Trust Company has sole dispositive power over 82 shares.

(6)
According to the Amendment No. 1 to Schedule 13G filed on February 9, 2012, The Vanguard Group, Inc. has sole voting power over 120,119 shares, sole dispositive power over 16,419,672 shares and shared dispositive power over 120,119 shares.

(7)	According to the Schedule 13G filed on January 27, 2012, Vanguard Specialized Funds - Vanguard REIT Index Fund has sole voting power over 9,578,090 shares.
None of the shares beneficially owned by our directors or executive officers are subject to pledge and no other persons own 5% or greater of our common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to file reports of ownership and changes in ownership of such stock with the SEC. Based solely on our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2011.

AUDIT COMMITTEE REPORT
Report of the Audit Committee
Pursuant to the Audit Committee Charter adopted by the board of directors of Piedmont, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting which management has established, and the audit and financial reporting process. The Audit Committee is composed of four independent directors and met five times in fiscal year 2011. Management of Piedmont has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of Piedmont, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of Piedmont; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of the financial and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, AICPA, Professional Standards, Vol. 1 AU, Section 380 as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee also received from and discussed with the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board relating to that firm’s independence from Piedmont and has discussed with that firm their independence. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the financial reporting of Piedmont.
In reliance on these reviews and discussions, the Audit Committee approved the audited financial statements of Piedmont be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The board of directors approved the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.
The Audit Committee
W. Wayne Woody (Chairman)
William H. Keogler, Jr.,
Raymond G. Milnes, Jr.,
Donald S. Moss

The Report of the Audit Committee to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Piedmont under the Securities Act of 1933 (Securities Act) or the Securities Exchange Act of 1934 (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

STOCKHOLDER PROPOSALS
In order to be eligible for presentation at our 2013 annual meeting, our Bylaws require that written notice of any director nominations or other stockholder proposals must be received by our Secretary no earlier than November 3, 2012 and no later than December 3, 2012 at the following address: Thomas A. McKean, Secretary, Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in our proxy statement for the 2013 Annual Meeting must be received by December 3, 2012.
HOUSEHOLDING
The SEC has adopted a rule concerning the delivery of disclosure documents. The rule allows us to send a single annual report, proxy statement, proxy statement combined with a prospectus, or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and Piedmont. It reduces the volume of duplicate information received at your household and helps Piedmont reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.
If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call us at 866-354-3485, write to us at Piedmont Shareowner Services at P. O. Box 3550, South Hackensack, NJ 07606-9250, or e-mail us at investor.services@piedmontreit.com. If you are a stockholder that receives multiple copies of our proxy materials, you may request Householding by contacting us in the same manner and requesting a householding consent.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to herein. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PIEDMONT® OFFICE REALTY TRUST

INTERNET
http://www.proxyvoting.com/pdm
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 20094-2 Fulfillment# 20701-2

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR ALL" ON THE ELECTION OF DIRECTORS, "FOR" THE RATIFICATION OF THE INDEPENDENT AUDITOR AND "FOR" THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF NINE DIRECTORS Nominees:	☐	☐	☐

01 W. Wayne Woody
02 Michael R. Buchanan
03 Wesley E. Cantrell
04 William H. Keogler, Jr.
05 Donald S. Moss
06 Frank C. McDowell
07 Donald A. Miller, CFA
08 Raymond G. Milnes, Jr.
09 Jeffrey L. Swope

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions_________________________________

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of the independent auditor.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature ______________________ Signature ______________________ Date __________

You can now access your Piedmont Office Realty Trust, Inc. account online.

Access your Piedmont Office Realty Trust, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Piedmont Office Realty Trust, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View book-entry information
- View payment history for dividends
- Make address changes

Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: **http://www.proxyvoting.com/pdm**

▼ FOLD AND DETACH HERE ▼

PROXY

Piedmont Office Realty Trust, Inc.

2012 Meeting of Stockholders – May 24, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Donald A. Miller and Robert E. Bowers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Piedmont Office Realty Trust, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of the company to be held May 24, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#
20094-2

Fulfillment#
20701-2